Exhibit 99.2

News Release

United Airlines

Worldwide Media Relations

872.825.8640

media.relations@united.com

United Reports December 2013

Operational Performance

CHICAGO, Jan. 8, 2014 – United Airlines (UAL) today reported December 2013 operational results.

UAL’s December 2013 consolidated traffic (revenue passenger miles) increased 4.1 percent and consolidated capacity (available seat miles) increased 0.5 percent versus December 2012. UAL’s December 2013 consolidated load factor increased 3.0 points compared to December 2012.

UAL’s December 2013 consolidated passenger revenue per available seat mile (PRASM) increased an estimated 11.5 to 12.5 percent compared to December 2012. The company’s December PRASM growth was greater than originally expected due to strong yields and traffic throughout the month. Also during December, the company canceled more than 1,200 flights due to winter storms, which reduced December consolidated capacity and increased consolidated PRASM growth. Further, in December UAL recorded higher-than-expected positive adjustments during the month-end close process related to certain interline tickets. In total, the impact of the winter storms and the positive adjustments during the month-end close process increased December PRASM by approximately 2.5 percentage points.

The company will continue to provide quarterly PRASM guidance in its investor update documents and beginning with next month’s January 2014 traffic release, the company will no longer provide monthly PRASM guidance.

About United

United Airlines and United Express operate an average of more than 5,300 flights a day to more than 360 airports across six continents. In 2012, United and United Express carried more passenger traffic than any other airline in the world and operated nearly two million flights carrying 140 million customers. United is investing in upgrading its onboard products and now offers more flat-bed seats in its premium cabins and more extra-legroom, economy-class seating than any airline in North America. In 2013, United became the first U.S.-based international carrier to offer satellite-based Wi-Fi on long-haul overseas routes. The airline also features DIRECTV® on more than 200 aircraft, offering customers more live television access than any

United Reports December 2013 Operational Performance / Page 2

other airline in the world. United operates nearly 700 mainline aircraft and has made large-scale investments in its fleet. Business Traveler magazine awarded United Best Airline for North American Travel for 2013, and readers of Global Traveler magazine have voted United’s MileagePlus program the Best Frequent-Flyer program for 10 consecutive years. According to the 4th annual Switchfly Reward Seat Availability Survey published by IdeaWorksCompany in May 2013, United has the most saver-style award-seat availability among the largest U.S. global airlines. Air Transport World named United as the Eco-Aviation Airline of the Year Gold Winner in 2013. United is a founding member of Star Alliance, which provides service to 195 countries via 28 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

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United Reports December 2013 Operational Performance / Page 3

Preliminary Operational Results

	December				Year-to-Date
	2013	2012	Change		2013	2012	Change
REVENUE PASSENGER MILES (000)
Domestic	7,729,579	7,294,836	6.0%		91,563,891	92,654,685	(1.2%)
International	6,907,792	6,838,979	1.0%		87,013,837	86,761,121	0.3%
Atlantic	2,764,916	2,757,774	0.3%		38,106,743	37,817,032	0.8%
Pacific	2,656,038	2,600,344	2.1%		32,182,300	32,360,042	(0.5%)
Latin	1,486,838	1,480,861	0.4%		16,724,794	16,584,047	0.8%
Mainline	14,637,371	14,133,815	3.6%		178,577,728	179,415,806	(0.5%)
Regional	2,239,815	2,071,797	8.1%		26,589,581	26,068,761	2.0%
Consolidated	16,877,186	16,205,612	4.1%		205,167,309	205,484,567	(0.2%)
AVAILABLE SEAT MILES (000)
Domestic	8,786,995	8,747,198	0.5%		106,818,431	109,105,345	(2.1%)
International	8,337,211	8,337,481	0.0%		106,188,332	107,224,901	(1.0%)
Atlantic	3,378,639	3,434,047	(1.6%)		46,844,186	47,428,563	(1.2%)
Pacific	3,188,649	3,070,544	3.8%		38,814,539	39,234,124	(1.1%)
Latin	1,769,923	1,832,890	(3.4%)		20,529,607	20,562,214	(0.2%)
Mainline	17,124,206	17,084,679	0.2%		213,006,763	216,330,246	(1.5%)
Regional	2,642,064	2,580,166	2.4%		32,347,101	32,529,763	(0.6%)
Consolidated	19,766,270	19,664,845	0.5%		245,353,864	248,860,009	(1.4%)
PASSENGER LOAD FACTOR
Domestic	88.0%	83.4%	4.6	pts	85.7%	84.9%	0.8	pts
International	82.9%	82.0%	0.9	pts	81.9%	80.9%	1.0	pt
Atlantic	81.8%	80.3%	1.5	pts	81.3%	79.7%	1.6	pts
Pacific	83.3%	84.7%	(1.4	) pts	82.9%	82.5%	0.4	pts
Latin	84.0%	80.8%	3.2	pts	81.5%	80.7%	0.8	pts
Mainline	85.5%	82.7%	2.8	pts	83.8%	82.9%	0.9	pts
Regional	84.8%	80.3%	4.5	pts	82.2%	80.1%	2.1	pts
Consolidated	85.4%	82.4%	3.0	pts	83.6%	82.6%	1.0	pt
ONBOARD PASSENGERS (000)
Mainline	7,637	7,331	4.2%		91,329	93,595	(2.4%)
Regional	3,968	3,746	5.9%		47,880	46,846	2.2%
Consolidated	11,605	11,077	4.8%		139,209	140,441	(0.9%)
CARGO REVENUE TON MILES (000)
Total	197,131	199,466	(1.2%)		2,213,385	2,460,438	(10.0%)

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United Reports December 2013 Operational Performance / Page 4

Preliminary Financial Results

November 2013 year-over-year consolidated PRASM change	(1.7)%
November 2013 year-over-year mainline PRASM change	(2.1)%
December 2013 estimated year-over-year consolidated PRASM change	11.5 - 12.5%
December 2013 estimated year-over-year mainline PRASM change	11.0 - 12.0%
December 2013 estimated consolidated average price per gallon of fuel, including the impact of all cash settled hedges and fuel taxes	3.08	Dollars
Fourth Quarter 2013 estimated consolidated average price per gallon of fuel, including the impact of all cash settled hedges and fuel taxes	3.06 - 3.11	Dollars

Preliminary Operational Results

	2013	2012	Change
December On-Time Performance[1]	73.5%	78.4%	(4.9	) pts
December Completion Factor[2]	98.5%	99.2%	(0.7	) pts

[1]	Based on domestic mainline scheduled flights arriving within 14 minutes of scheduled arrival time, according to data published in the DOT Air Travel Consumer Report
[2]	Mainline completion percentage

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

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